Digital River Acquires Calico's Market Maker Business

Expands e-Commerce Model So Companies Can Migrate Between Outsourcing and Managing Their e-Commerce Operations In-House

MINNEAPOLIS--(BUSINESS WIRE)--March 21, 2001-- Digital River, Inc. (NASDAQ:DRIV
- news), the world's largest Commerce Service Provider (CSP), today announced that it has acquired Calico Commerce, Inc.'s (NASDAQ:CLIC - news) Market Maker(TM) business, including personnel, technology and clients. With this acquisition, Digital River becomes the first outsourcer of its kind to offer a multi-channel e-commerce suite that can be outsourced in a hosted environment or purchased as a packaged application. The acquisition affirms Digital River's role as the leading sell-side CSP and significantly expands the company's market opportunity.

"In today's market, the search for smarter, more cost-effective e-commerce strategies is intensifying," said Joel Ronning, Digital River's CEO. "By combining Calico's commerce platform with our e-commerce services model and expertise, we can create a hybrid solution that offers companies the ultimate flexibility in building a long-term, low risk, scalable commerce solution. Whether companies choose to outsource their e-commerce operations, manage them in-house with our new packaged application, or migrate from one solution to the next, we can provide a clean, easy-to-navigate e-commerce roadmap."

Under the terms of the agreement, Digital River acquired Calico's Market Maker business and its associated assets in exchange for approximately 1.6 million shares of Digital River common stock. The agreement includes an earnout for additional shares of Digital River common stock based upon the revenue generated by the Market Maker product over the next 13 months. Digital River plans to hire approximately 30 of the Calico employees involved in the sales, service and development of the newly acquired Market Maker product. All of the operations related to the acquisition will be consolidated under Digital River.

The acquisition is not expected to change Digital River's loss per share in 2001, based upon the guidance issued by the company in its January 23, 2001, press release and does not materially change the company's cash position. Digital River maintains its expectation of overall company profitability before goodwill amortization, in the fourth quarter of 2001.

In addition to the acquisition, both Digital River and Calico will benefit from joint marketing, sales and business partnering opportunities. The arrangement between the two companies includes a distribution and OEM licensing agreement. Under the OEM agreement, Digital River will be able to license Calico's Advisor (a configurator) and Price Point (a catalog-pricing engine) applications in a hosted environment. Calico will be able to license Digital River's newly acquired Market Maker application. In addition, Calico will act as Digital River's distribution channel in Japan for sales of the Market Maker product.


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Going forward, Digital River plans to integrate Calico's 100 percent JAVA, J2EE compliant, open architecture into its core commerce platform as well as expand its functionality and scalability. Market Maker clients will have access to Digital River's enhanced platform and comprehensive e-commerce products and services, including transaction management, product fulfillment and returns, e-marketing, e-design, fraud prevention and customer service. Services provided to Digital River's existing clients will not be interrupted, and they will benefit from future technology enhancements and an expanded product offering.

"This is both a strong acquisition and partnership for us in the marketplace," said Ronning. "This business opportunity increases our competitive advantage and allows us to reach a new market segment of companies that choose to manage their e-commerce operations in-house. We look forward to offering expanded services and capabilities to Calico's clients and our own. Whether you want to outsource or own, we have a commerce solution for you."

"Digital River is a recognized global e-commerce leader," said Alan Naumann, Calico's CEO and President. "They are experts in growing businesses on the Internet and accelerating return-on-investment. We are confident our clients will benefit from a comprehensive e-commerce model that combines our leading technology and Digital River's knowledge and exceptional service."

About Calico

Calico Commerce, Inc. (Nasdaq: CLIC - news) develops and delivers interactive selling solutions for Global 2000 companies to sell more effectively through every channel. Calico's eBusiness solutions drive significant bottom-line benefits to customers and build competitive advantage by improving sales productivity and eliminating the costs of inaccurate orders. Calico's solutions enable customers to streamline the sale of complex products, execute real-time pricing, and manage quote and order processes via the Web, thus delivering a unique experience to users through multiple channels. Calico's customers include global leaders in high technology and industrial manufacturing, telecommunications services, financial services and retail. Calico Commerce, Inc., headquartered in San Jose, Calif., can be found on the World Wide Web at www.calico.com.

About Digital River

Founded in 1994, Digital River (NASDAQ: DRIV - news) is a leading global Commerce Service Provider (CSP), offering thousands of companies complete e-commerce systems and services. The company's world-class infrastructure and professional services help grow businesses quickly and profitably while reducing risk. Digital River's commerce services include e-commerce strategy, site development and hosting, order and transaction management, system integration, product fulfillment and returns, e-marketing and customer service. Digital River's clients include Symantec, Nabisco, Fujitsu, 3M, Siemens, Hewlett-Packard, Polaris, Novell, Autodesk, Adaptec and Staples. For more details about Digital River, visit the corporate Web site at www.digitalriver.com or call 952-253-1234.


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Digital River is a registered trademark of Digital River, Inc. All other products or company names mentioned are used for identification purposes only, and may be trademarks of their respective owners.

Except for the historical information contained herein, this press release contains forward-looking statements, including statements containing the words "believes," "anticipates," "expects" and similar words. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: the company's limited operating history and variability of operating results; competition in the electronic commerce market; and other risk factors referenced in the company's public filings with the Securities and Exchange Commission.

Contact:

     Digital River, Inc.
     Media Contact:
     Gerri Dyrek, 952/253-8396
     gdyrek@digitalriver.com
         or
     Michelle Gjerde, 952/253-8465
     michelle@digitalriver.com
         or
     Investor Contact:
     Al Galgano, 952/253-8406
     agalgano@digitalriver.com


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